UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIVERSA CORPORATION

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2006

Dear Stockholder:

This letter accompanies the Notice of Annual Meeting of Stockholders and related Proxy Statement for the meeting to be held on Thursday, May 11, 2006, at 1:30 p.m. local time at Diversa’s offices, located at 4955 Directors Place, San Diego, California 92121. We hope that it will be possible for you to attend in person.

At the meeting, the stockholders will be asked to elect two directors to our Board of Directors and to ratify the selection of our registered public accountants.

We will also present a report on our operations and activities. Following the meeting, management will be pleased to answer your questions about Diversa.

The Notice of Annual Meeting of Stockholders and related Proxy Statement accompanying this letter describe the matters upon which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION. If you attend the meeting, you may revoke your proxy and vote in person, if you so desire.

Sincerely,

Edward T. Shonsey
Chief Executive Officer

DIVERSA CORPORATION

4955 Directors Place

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2006

TO THE STOCKHOLDERS OF DIVERSA CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DIVERSA CORPORATION, a Delaware corporation (the “Company”), will be held on Thursday, May 11, 2006 at 1:30 p.m. local time at the offices of the Company, 4955 Directors Place, San Diego, California 92121, for the following purposes:

1.    To elect two directors to hold office until the 2009 Annual Meeting of Stockholders.

2.    To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accountants for the year ending December 31, 2006.

3.    To conduct any other business properly brought before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 20, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony E. Altig
Senior Vice President, Finance
Chief Financial Officer and Secretary

San Diego, California

April 5, 2006

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

DIVERSA CORPORATION

4955 Directors Place

San Diego, California 92121

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Diversa Corporation (sometimes referred to as the “Company” or “Diversa”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 10, 2006 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 20, 2006 will be entitled to vote at the annual meeting. On this record date, there were 47,066,667 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 20, 2006 your shares were registered directly in your name with Diversa Corporation’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 20, 2006 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Diversa Corporation. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 20, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the proposal to ratify Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Diversa Corporation’s Secretary at the Company’s principal executive offices, 4955 Directors Place, San Diego, CA 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

•	If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 6, 2006, to Diversa Corporation’s Secretary at 4955 Directors Place, San Diego, CA 92121. Stockholders wishing to submit proposals or director nominations that are not to be included in the proxy statement for the Company’s 2007 annual meeting of stockholders must do so no later than February 10, 2007 and no earlier than January 11, 2007. Stockholders are also advised to review the Company’s Amended and Restated Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For”, “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of the two directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, the proposal to ratify Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2006, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 47,066,667 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 2006, Dr. James H. Cavanaugh and Dr. Melvin I. Simon. Both Dr. Cavanaugh and Dr. Simon are currently directors of the Company who were previously elected by the stockholders. If elected at the Annual Meeting, Dr. Cavanaugh and Dr. Simon would each serve until the 2009 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until his earlier death, resignation, or removal. Proxies may only be voted for the number of nominees named below, and may not be voted for a greater number of persons. It is the Company’s policy to invite, but not require, the members of the Board of Directors to attend the Annual Meeting. Three members of the Board of Directors attended the Company’s 2005 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NOMINEE.

Nominees for Election for a Three-Year Term Expiring at the 2009 Annual Meeting of Stockholders

Dr. James H. Cavanaugh, 69, has been a director since 1992 and the Company’s Chairman since 1998. Since 1988, Dr. Cavanaugh has served as a general partner of HealthCare Ventures LLC, a venture capital management company. Dr. Cavanaugh was formerly president of SmithKline & French Laboratories—U.S., the pharmaceutical division of SmithKline Beckman Corporation. Previously, he was president of SmithKline Beckman’s clinical laboratory business and, before that, president of Allergan International, a pharmaceutical company. Prior to his industry experience, Dr. Cavanaugh served as staff assistant to the President for Health Affairs and then deputy director of the Domestic Council. Under President Ford, he was appointed deputy assistant to the President for Domestic Affairs and deputy chief of the White House staff. Dr. Cavanaugh is the non-executive chairman of Shire Pharmaceuticals Group plc., a specialty pharmaceutical company, and serves as a director on the boards of MedImmune, Inc. and Advancis Pharmaceuticals Corp., both biopharmaceutical companies.

Dr. Melvin I. Simon, 69, has been a director since 1994. Dr. Simon was chairman and has been a professor in the Division of Biology at the California Institute of Technology since 1982, where he is currently the Anne P. and Benjamin F. Biaggini Professor of Biological Sciences. From 1965 to 1982, Dr. Simon was a professor at the University of California, San Diego. He received a B.S. from the City College of New York and a Ph.D. from Brandeis University.

Directors Continuing in Office Until the 2007 Annual Meeting of Stockholders

Dr. Fernand Kaufmann, 63, has been a director since 2004. Dr. Kaufmann retired from The Dow Chemical Company, a public chemical manufacturing company, in 2001. During his over 30-year career at Dow, Dr. Kaufmann served in a number of senior executive capacities, including Group Vice-President for New Businesses and as a member of Dow’s management executive committee. Dr. Kaufmann currently serves as chief executive officer and chairman of the board of HPL SA, a Swiss technology start-up company in the field of novel lithium-ion battery technology. Dr. Kaufmann received a Ph.D. in polymer chemistry from the University of Strasbourg in France in 1969.

Mr. Mark Leschly, 37, has been a director since 1999. Mr. Leschly is a Managing Partner of Rho Capital Partners, Inc., an investment and venture capital management company, a position he has held since 1999. From 1994 to 1999, Mr. Leschly was an associate and then a general partner of HealthCare Ventures LLC, a health care venture capital management company. Prior to joining HealthCare Ventures, Mr. Leschly served as a consultant for McKinsey & Company, a management consulting company. Mr. Leschly also serves as a director for Tercica, Inc. and NitroMed, Inc. and is chairman of the board of directors of Senomyx, Inc. Mr. Leschly holds a B.A. degree from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

Directors Continuing in Office Until the 2008 Annual Meeting of Stockholders

Mr. Peter Johnson, 60, has been a director since 1999. Mr. Johnson was a founder of Agouron Pharmaceuticals, Inc. and served as its president and chief executive officer from its inception in 1984 until 2000. Mr. Johnson currently serves as a director of a non-profit organization. Mr. Johnson received a B.A. and an M.A. from the University of California.

Ms. Cheryl Wenzinger, 57, has been a director since 2004 and serves as the chair of Diversa’s Audit Committee and as the Audit Committee’s financial expert. In her most recent position as audit partner at Deloitte & Touche from 1984 to 2000, Ms. Wenzinger served many private and public companies, with a focus on health care providers and insurers, manufacturing, and agribusiness. She currently serves on the Board of Trustees for Delta Dental Plan of Colorado, where she chairs the Audit Committee. In addition, Ms. Wenzinger served as a director and chair of the Audit Committee for Vicuron Pharmaceuticals, a public biopharmaceutical company, from October 2004 until its acquisition by Pfizer in September 2005. Ms. Wenzinger received a B.S. in Accounting from the University of Northern Colorado and is a Certified Public Accountant.

Directors Retiring or Resigning in 2005

Until his retirement in May 2005, Mr. Donald D. Johnston, 80, had been a director since 1993. Since 1986, Mr. Johnston has worked as a consultant for various companies, including Johnson & Johnson, a health care products company, Human Genome Sciences, Inc., a biotechnology company, and HealthCare Investment Corporation, a venture capital firm. He worked in product and general management for Johnson & Johnson from 1962 to 1986, including serving as president of J&J Baby Products Co. from 1972 to 1977. Mr. Johnston also served as a director of Johnson & Johnson from 1975 through 1986. Mr. Johnston currently serves as a director of Osteotech, Inc. Mr. Johnston received a B.A. from the University of Cincinnati.

Until his resignation in October 2005, Dr. Jay M. Short, 48, had been a director and the Company’s Chief Technology Officer since 1994 and was also appointed President in 1998 and Chief Executive Officer in 1999. Before joining the Company, Dr. Short served as president of Stratacyte, Inc., a biotechnology company, and vice president of research and development and operations for Stratagene Cloning Systems. Dr. Short currently is the founder, Chairman, and Executive Director of the E.O. Wilson Biodiversity Foundation. He also serves as a director for Invitrogen Corporation, a company specializing in products for the life sciences industry, StressGen Biotechnologies Corp., a biopharmaceuticals company, and Senomyx, Inc., a public biotechnology company. Dr. Short received his B.A. from Taylor University and a Ph.D. from Case Western Reserve University.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accountants, the Board of Directors affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Simon, who served as the Company’s Resident Scientific Advisor on a part-time basis until December 31, 2004.

Information Regarding the Board of Directors and its Committees

As required under Nasdaq listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Diversa Corporation at 4955 Directors Place, San Diego, CA 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Governance and Nominating Committee.

The following table provides membership and meeting information for fiscal 2005 for the Board of Directors’ Audit Committee, Compensation Committee, and Governance and Nominating Committee:

Director	Audit	Compensation	Governance and Nominating
Dr. James H. Cavanaugh		X	X
Mr. Peter Johnson		Chair	X
Mr. Donald D. Johnston(1)	X		X
Dr. Fernand Kaufmann(2)	X	X
Mr. Mark Leschly(3)	X		Chair
Dr. Jay M. Short(4)
Dr. Melvin I. Simon
Ms. Cheryl A. Wenzinger(5)	Chair
Total meetings in fiscal year 2005	8	4	3

(1)	Mr. Johnston resigned from the Board of Directors in May 2005 in connection with his retirement. Prior to his retirement, Mr. Johnston was the Chairperson of the Audit Committee and the Governance and Nominating Committee and attended each meeting of such committees from January 2005 through May 2005.
(2)	Dr. Kaufmann became a member of the Audit Committee and Compensation Committee in May 2005 following Mr. Johnston’s resignation from the Board of Directors.
(3)	Mr. Leschly became the Chairperson of the Governance and Nominating Committee upon Mr. Johnston’s resignation from the Board of Directors in May 2005.
(4)	Dr. Short resigned from the Board of Directors in October 2005.
(5)	Ms. Wenzinger became the Chairperson of the Audit Committee upon Mr. Johnston’s resignation from the Board of Directors in May 2005.

Below is a description of each committee referred to above. The Board of Directors has determined that each member of each of these committees meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. The charters for each of these committees may currently be accessed on the Company’s website at http://www.diversa.com/corpinfo/corpgove/boarcomm.asp.

Audit Committee

The Audit Committee’s primary responsibility is to monitor and evaluate management’s financial reporting process and the accounting policies on which it is based, together with the independent registered public accountants’ review thereof, to assure that (i) the outcome portrays the Company’s financial condition and the financial effects of the Company’s activities in a full, fair, accurate, timely, and understandable manner and (ii) that the systems of internal and disclosure controls are effective. In carrying out this responsibility, the Audit Committee meets with the Company’s independent registered public accountants on a regular basis to discuss the quarterly financial statements and to review the results of the annual audit and discuss the annual financial statements; appoints the independent registered public accountants; oversees the independence of the independent registered public accountants; evaluates the performance of the independent registered public accountants; and receives and considers the comments of the independent registered public accountants as to controls, adequacy of staff and management performance, and procedures in connection with audit and financial controls. During 2005, the Audit Committee was composed of three directors: From January 1, 2005 through May 12, 2005, Messrs. Johnston (Committee Chairman) and Leschly, and Ms. Wenzinger, and, from May 13, 2005 through December 31, 2005, Ms. Wenzinger (Committee Chair), Dr. Kaufmann, and Mr. Leschly. The Audit Committee met eight times during 2005, including telephonic meetings.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent, as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has determined that Ms. Wenzinger qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Ms. Wenzinger’s level of knowledge and experience based on a number of factors, including her formal education, professional certification, and experience as an audit partner of a public accounting firm.

Compensation Committee

The Compensation Committee reviews and approves salaries and incentive compensation to officers and employees, awards stock options to employees and consultants under the Company’s stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee is composed currently of three directors: Mr. Johnson (Committee Chairman) and Drs. Cavanaugh and Kaufmann. All members of the Compensation Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee met four times during 2005.

Governance and Nominating Committee

The Governance and Nominating Committee evaluates the Company’s corporate governance functions on behalf of the Board of Directors, including procedures for compliance with applicable legal, ethical, and regulatory requirements that affect corporate governance, makes recommendations to the Board of Directors regarding governance issues, identifies, reviews, and evaluates candidates to serve as directors of the Company, serves as a focal point for communication between such candidates, the Board of Directors, and the Company’s management, and recommends such candidates to the Board of Directors. The Governance and Nominating Committee’s primary responsibilities include assessment of the Board of Directors, conflicts of interest assessment, corporate governance guidelines, procedures for information dissemination, and director nominations, Board of Directors committee nominations, and recommendations regarding director changes of position. During 2005, the Governance and Nominating Committee was composed of four members prior to Mr. Johnston’s retirement from the Board of Directors and three directors following Mr. Johnston’s retirement: From January 1, 2005 through May 12, 2005, Messrs. Johnston (Committee Chairman), Johnson, and Leschly, and Dr. Cavanaugh, and, from May 13, 2005 through December 31, 2005, Messrs. Leschly (Committee Chairman) and Johnson and Dr. Cavanaugh. All members of the Governance and Nominating Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Governance and Nominating Committee met three times during 2005.

The Governance and Nominating Committee believes that candidates for director should possess certain minimum qualifications, including high personal integrity and ethics and the ability to understand basic financial statements. The Governance and Nominating Committee also considers factors such as relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, experience in the markets the Company serves, and the ability to exercise sound business judgment. However, the Governance and Nominating Committee retains the right to modify these factors from time to time. Candidates for director are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Governance and Nominating Committee considers the current needs of the Board of Directors and the Company, and seeks to maintain a balance of knowledge, experience and capability, and to avoid potential conflicts of interest. In the case of new director candidates, the Governance and Nominating Committee also determines whether a particular candidate must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. In the case of incumbent directors whose terms of office are set to expire, the Governance and Nominating Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

At this time, the Governance and Nominating Committee does not consider director candidates recommended by stockholders. The Governance and Nominating Committee believes that it is in the best position to identify, review, evaluate, and select qualified director candidates based upon its comprehensive criteria for Board of Directors membership. The Governance and Nominating Committee uses its network of contacts to compile a list of potential director candidates, but it may also engage, if it deems appropriate, a professional search firm. The Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

Meetings of the Board of Directors

The Board of Directors met seven times during 2005, including telephonic meetings. Each member of the Board of Directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to the Secretary of Diversa Corporation, 4955 Directors Place, San Diego, California 92121. Any communication must state the number of shares owned by the security holder making the communication. Effective September 21, 2004, the Governance and Nominating Committee of the Board approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that the Secretary otherwise determines requires their attention. If the Secretary determines that the communication is unduly hostile, threatening, or similarly inappropriate, the Secretary shall discard the communication. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of the Company’s accounting department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics

The Company has adopted the Diversa Corporation Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all officers, directors and employees. The Code of Conduct is available on our website at http://www.diversa.com/corpinfo/corpgove/codecond.asp. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from its provisions to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee is governed by the Audit Committee Charter attached to this Proxy Statement as Appendix A. The Audit Committee is comprised of three directors, each of whom meets the current independence and experience requirements of the Nasdaq listing standards. The Board has determined that Ms. Wenzinger is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process, and the Company’s process for monitoring compliance with financial laws and regulations and the code of business conduct and ethics.

The Audit Committee held eight meetings during 2005, of which six included separate executive sessions of the Audit Committee with the independent auditors and among the Audit Committee members themselves.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audits of the Company’s financial statements and their approach to the assessment of the Company’s internal controls over financial reporting. The Audit Committee reviewed with management and the independent registered public accountants the presentation of the financial results and the results of the assessment of internal controls over financial reporting. Management has advised the committee that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States. These reviews included discussions with the independent registered public accountants of matters as are required to be discussed with the Audit Committee by Statement of Auditing Standards No. 61, as amended, “Communications with Audit Committees,” including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements. In addition, the Audit Committee has discussed with the independent registered public accountants the independent registered public accountants’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accountants required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of nonaudit services with the independent registered public accountants’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Audit Committee has also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2006.

Audit Committee(2)

Ms. Cheryl Wenzinger (Committee Chair)

Dr. Fernand Kaufmann

Mr. Mark Leschly

(1)    The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

(2)    Mr. Donald D. Johnston served as the Chairman of the Audit Committee until his resignation from the Board of Directors in May 2005. Following Mr. Johnston’s resignation, Ms. Wenzinger replaced Mr. Johnston as the Chair of the Audit Committee, and Dr. Kaufmann became a member of the Audit Committee.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2006 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants is not required by Delaware law, the Company’s Restated Certificate of Incorporation, or the Company’s Amended and Restated Bylaws. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification in accordance with the charter of the Audit Committee and as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to the Company for services related to the fiscal years ended December 31, 2005 and December 31, 2004, by Ernst & Young LLP, the Company’s independent registered public accountants.

	Fiscal Year Ended
	2005	2004
Audit Fees	$393,472	$444,278
Audit-related Fees	—	51,060
Tax Fees	30,300	28,000
All Other Fees	—	—

Total Fees	$423,772	$523,338

Of the total Audit Fees above for 2005, $173,607 relate to professional services rendered by Ernst & Young LLP in conducting their audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The Company also engaged a third-party firm to assist the Company in preparing for the Sarbanes-Oxley Section 404 audit and was billed an aggregate of approximately $230,000 in 2005 and 2006 for these services.

Of the total Audit Fees above for 2004, $295,778 relate to professional services rendered by Ernst & Young LLP in conducting their audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The Company also engaged a third-party firm to assist the Company in preparing for the Sarbanes-Oxley Section 404 audit and was billed an aggregate of approximately $436,000 in 2004 and 2005 for these services. Of the total Audit-related Fees for 2004, $32,000 relate to an audit conducted by Ernst & Young LLP required by a governmental granting agency in connection with certain of the Company’s grants, and the balance relates to services rendered by Ernst & Young LLP to assist the Company in preparing for the Sarbanes-Oxley Section 404 audit.

The Tax Fees for 2005 and 2004 above relate to professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning. All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accountants, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual explicit case-by-case basis before the independent registered public accountants are engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the independent registered public accountants’ independence. None of the fees paid to the independent registered public accountants under the categories Audit-related, Tax, and All Other fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2006 by:

•	each person known by the Company to be a beneficial owner of more than five percent of its common stock;

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table; and

•	all executive officers and directors of the Company as a group.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Syngenta Participations AG and affiliates(2) Schwarzwaldallee 215 CH-4002 Basel Switzerland	7,963,593	17.0%

Funds Affiliated with HealthCare Ventures(3) 44 Nassau Street Princeton, New Jersey 08542	6,497,766	13.9%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	4,328,138	9.2%

Schroeder Investment Management 875 Third Avenue, 22nd Floor New York, NY 10022	3,040,600	6.5%

Platinum Asset Management Level 4, 55 Harrington St. Sydney, Australia 200 C3 00000	2,354,518	5.0%

Edward T. Shonsey(5)	515,750	1.1%
William H. Baum(6)	679,067	1.4%
Anthony E. Altig(7)	127,480	*
R. Patrick Simms(8)	329,062	*
James H. Cavanaugh, Ph.D.(9)	6,612,481	14.4%
Peter Johnson(10)	136,678	*
Fernand Kaufmann, Ph.D.(11)	39,050	*
Mark Leschly(12)	1,805,035	3.8%
Melvin I. Simon, Ph.D.(13)	559,322	1.2%
Cheryl A. Wenzinger(14)	42,971	*
All current executive officers and directors as a group (10 persons)(15)	10,846,896	22.3%
Former directors and named executive officers:
Gary W. Noon	4,000	*
Jay M. Short, Ph.D.(16)	347,517	*
Donald D. Johnson(17)	596,029	1.3%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole or shared voting and/or investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 46,803,292 shares outstanding on February 28, 2006, adjusted as required by rules promulgated by the SEC.
(2)	Includes 6,034,983 shares held by Syngenta Participations AG and 1,928,610 shares held by Syngenta Seeds AG.
(3)	Includes 3,231,679 shares held by HealthCare Ventures III, L.P.; 949,929 shares held by HealthCare Ventures IV, L.P.; 1,677,658 shares held by HealthCare Ventures V, L.P.; and 638,500 shares held by HealthCare Ventures VI, L.P.
(4)	These securities are owned by various individual and institutional investors, to which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Includes 312,061 shares Mr. Shonsey has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 12,500 shares are subject to vesting and the Company’s right of repurchase, and 203,189 shares held pursuant to restricted stock awards granted during 2005.
(6)	Includes 450,931 shares Mr. Baum has the right to acquire pursuant to outstanding options exercisable within 60 days and 118,067 shares held pursuant to restricted stock awards granted during 2005.
(7)	Includes 46,874 shares Mr. Altig has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 9,374 shares are subject to vesting and the Company’s right of repurchase, and 74,606 shares held pursuant to restricted stock awards granted during 2005.
(8)	Includes 221,659 shares Mr. Simms has the right to acquire pursuant to outstanding options exercisable within 60 days and 101,469 shares held pursuant to restricted stock awards granted during 2005.
(9)	Includes 6,497,766 shares held by HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., HealthCare Ventures V, L.P., and HealthCare Ventures VI, L.P. Dr. Cavanaugh is a managing member of the general partner of each of the above-listed investment funds, and shares investment and voting power over these shares with the other managing members of each of the general partners of these funds, none of whom are affiliated with the Company. Dr. Cavanaugh disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 114,715 shares Dr. Cavanaugh has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 1,389 shares are subject to vesting and the Company’s right of repurchase.
(10)	Includes 111,378 shares Mr. Johnson has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 1,944 shares are subject to vesting and the Company’s right of repurchase.
(11)	Includes 29,050 shares Dr. Kaufmann has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 810 shares are subject to vesting and the Company’s right of repurchase.
(12)	Includes 1,634,230 shares held by Rho Management Trust II, 25,382 shares held by Rho Management Trust III, and 47,931 shares held by Rho Management Partners L.P., an affiliate of Rho Capital Partners, Inc. Mr. Leschly is a managing partner of Rho Capital Partners, Inc., which is a financial advisor to Rho Management Trust II. Mr. Leschly disclaims beneficial ownership of such shares and has no pecuniary interest therein. Also includes 97,492 shares Mr. Leschly has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 1,944 shares are subject to vesting and the Company’s right of repurchase.
(13)	Includes 357,304 shares Dr. Simon has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 1,389 shares are subject to vesting and the Company’s right of repurchase. Also includes 13,500 shares held of record by a trust for which Dr. Simon serves as trustee.
(14)	Includes 40,971 shares Ms. Wenzinger has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 1,944 shares are subject to vesting and the Company’s right of repurchase.
(15)	Includes 1,782,435 shares these executive officers and directors (or their affiliates) have the right to acquire pursuant to outstanding options exercisable within 60 days, of which 31,294 are subject to vesting and the Company’s right of repurchase.
(16)	Includes 287,642 shares held of record by a trust for which Dr. Short serves as trustee and 15,528 shares held by Dr. Short’s children.
(17)	Per record ownership information, shares are held of record by one or more trusts for which Mr. Johnston or Mr. Johnston’s wife serves as trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with.

Compensation of Directors

During 2005, each non-employee director of the Company received an annual retainer of $25,000, a fee of $1,500 per Board meeting attended, and a fee of $1,000 per meeting for committee participation. Also, directors who served as committee chairmen for Board committees received an additional fee of $1,000 per committee meeting for committee participation, and the Chairman of the Board received an additional fee of $1,000 per committee meeting for committee participation. In the year ended December 31, 2005, the total compensation payable to all non-employee directors was $229,000 for their service on the Board. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock awards under the Company’s 2005 Non-Employee Directors’ Equity Incentive Plan. Only non-employee directors of the Company are eligible to receive options under the 2005 Non-Employee Directors’ Equity Incentive Plan. Options granted under the 2005 Non-Employee Directors’ Equity Incentive Plan are intended by the Company not to qualify as incentive stock options under the Code.

Stock awards and awards of stock options under the 2005 Non-Employee Directors’ Equity Incentive Plan are discretionary.

During 2005 the Company granted options aggregating 169,583 shares to six non-employee directors of the Company at an average exercise price of $4.94 per share under the 2005 Non-Employee Directors’ Equity Incentive Plan. As of February 28, 2006, no options had been exercised under the 2005 Non-Employee Directors’ Equity Incentive Plan. As of February 28, 2006, 311,792 options were outstanding under the 1999 Non-Employee Directors Stock Option Plan, and 138 options had been exercised.

EXECUTIVE OFFICERS

Name	Age	Position
Edward T. Shonsey	60	Chief Executive Officer
William H. Baum	61	Executive Vice President
Anthony E. Altig	50	Senior Vice President, Finance, Chief Financial Officer, and Secretary
R. Patrick Simms	62	Senior Vice President, Operations

Mr. Edward T. Shonsey joined the Company in January 2003 as Senior Vice President, Internal Development, was promoted to Executive Vice President, Internal Development in February 2004, and became the Chief Executive Officer on an interim basis in October 2005. Mr. Shonsey held several positions with Syngenta (formerly Novartis), an agribusiness company, from 1995 to 2002, including President of Syngenta Seeds Inc. Earlier while at Syngenta, Mr. Shonsey was responsible for leading research, product development, and regulatory teams to develop new product lines and to access new markets. Mr. Shonsey also served in executive financial and operations positions with Pioneer Hi-Bred International, a plant biology company (now a subsidiary of DuPont), and Proctor & Gamble, a consumer products company. Mr. Shonsey received a B.S. from Marquette University and an M.B.A. from Creighton University.

Mr. William H. Baum joined the Company in August 1997 as Vice President, Sales and Marketing, and was promoted to Senior Vice President, Business Development in November 1999 and to Executive Vice President in July 2002. Mr. Baum was Vice President of Global Sales and Marketing with International Specialty Products, a specialty chemical company, from July 1993 to August 1997. Prior to joining International Specialty, Mr. Baum was with Betz Laboratories, also a specialty chemical company, for 20 years in a variety of international and domestic executive management positions, including Executive Vice President of European Operations and as Managing Director of Betz GmbH. In addition, Mr. Baum serves as a director for Genomatica, a private biotechnology company. Mr. Baum received a B.S. from Widener University.

Mr. Anthony E. Altig has served as the Company’s Senior Vice President, Finance, Chief Financial Officer, and Secretary since December 2004. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, a public biopharmaceutical company, from 2002 to 2004. From 2000 to 2001, Mr. Altig served as the Chief Financial Officer of NBC Internet, Inc., a leading internet portal company, which was acquired by General Electric. Mr. Altig’s additional experience includes his role as the Chief Accounting Officer as USWeb Corporation, as well as his experience serving biotechnology and other technology companies during his tenure at both PricewaterhouseCoopers and KPMG. In addition, Mr. Altig serves as a director and chair of the Audit Committee for MultiCell Technologies, a public biopharmaceutical company. Mr. Altig received a B.S. from the University of Hawaii.

Mr. R. Patrick Simms has served as the Company’s Senior Vice President, Operations since October 1998. He served as the Company’s Vice President, Process Engineering and Manufacturing from February 1997 to October 1998. Mr. Simms served as Senior Vice President, Business Development and Manufacturing, at Biosys, Inc., an agricultural biotechnology company focusing on natural insecticide products, from March 1990 to February 1997. From December 1984 to March 1990, Mr. Simms served as Vice President, Commercial Operations, at Genencor International, Inc., a biotechnology company focusing on industrial enzymes. Prior to joining Genencor, Mr. Simms spent 18 years with A.E. Staley in a wide range of technical and operational positions. Mr. Simms received a B.S. from West Virginia University.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table shows for the years ended December 31, 2005, 2004, and 2003, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other three most highly compensated executive officers (collectively, the “Named Executive Officers”) at December 31, 2005 as well as two executives who would have been among the Company’s most highly compensated executives had they been active employees at December 31, 2005:

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other(1)		Restricted Stock Awards		Securities Underlying Options
Edward T. Shonsey Chief Executive Officer and Former Executive Vice President, Internal Development	2005	$322,517	$93,513	(2)	$6,690	(3)	$649,355	(4)	—
	2004	$301,359	—		$4,624	(5)	—		$133,863	(6)
	2003	$279,111	$54,602		—		—		$215,698

William H. Baum Executive Vice President	2005	$337,816	$7,965	(7)	$30,892	(8)	$211,830	(9)	—
	2004	$329,175	—		$53,193	(10)	—		$120,410	(6)
	2003	$315,000	$59,850		$23,294	(11)	—		$72,207

Anthony E. Altig(12) Senior Vice President, Finance and Chief Financial Officer	2005	$250,008	$57,097	(13)	$2,389	(14)	—		—
	2004	$20,858	—		—		—		$150,000
	2003	—	—		—		—		—

R. Patrick Simms Senior Vice President, Operations	2005	$260,072	$7,979	(7)	$6,439	(15)	$211,800	(16)	—
	2004	$240,240	—		$12,284	(17)	—		$78,380	(6)
	2003	$231,000	$20,000		$7,997	(18)	—		$64,962

Former Officers:
Gary W. Noon(19) Former Senior Vice President, Pharmaceuticals	2005	$274,320	—		$13,463	(20)	—		$120,000
	2004	$67,486	—		$29,249	(21)	—		—
	2003	—	—		—		—		—

Jay M. Short, Ph.D.(22) Former President, Chief Executive Officer, and Chief Technology Officer	2005	$335,500	—		$174,225	(23)	$529,500	(24)	—
	2004	$425,000	—		$91,731	(25)	—		$164,663	(6)
	2003	$400,000	$90,000		$64,971	(26)	—		$175,875

(1)	As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain “perquisites” where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.
(2)	Consists of a $75,000 bonus award in connection with Mr. Shonsey’s appointment as interim Chief Executive Officer in October 2005 and $18,513 in a restricted stock award granted for year-end bonus.
(3)	Consists of $2,657 for personal tax return, $3,564 for group term life, and $469 for gross-up on long-term disability benefits.
(4)	Consists of 50,000 shares of restricted common stock of the Company vesting 25% on the 1st anniversary of the award (February 24, 2006) and 75% vesting quarterly over the subsequent three years, and 56,773 shares of stock vesting 33% on the 1st anniversary of the award (November 10, 2006) and 67% vesting quarterly over the subsequent two years. See “Restricted Stock Award Table” below.
(5)	Consists of $4,067 for personal tax return and $557 for gross-up on long-term disability benefits.
(6)	In February 2005, each of Dr. Short, Mr. Baum, Mr. Shonsey, and Mr. Simms received an immediately vested option grant relating to the Company’s 2004 annual bonus plan (“Bonus Grants”) in the following amounts: Dr. Short received an option grant for 14,663 shares of common stock, Mr. Baum received an option grant for 10,410 shares of common stock, Mr. Shonsey received an option grant for 13,863 shares of common stock, and Mr. Simms received an option grant for 8,380 shares of common stock. These Bonus Grants are included in the Securities Underlying Options column in this table, as they represent bonuses earned by such persons in 2004.

(7)	In February 2006, each of Mr. Shonsey, Mr. Baum, Mr. Altig, and Mr. Simms received shares of immediately vested common stock relating to the Company’s 2005 annual bonus plan as set forth below in the section entitled “Restricted Stock Awards Table.” Mr. Baum received 1,156 shares with an aggregate value of $7,965, and Mr. Simms received 1,158 shares with an aggregate value of $7,979.
(8)	Consists of $469 for gross-up on long-term disability benefits, $3,564 for group term life, $7,772 tax service benefit, and $19,087 representing amounts for interest due to the Company and associated tax gross-up for a loan relating to the failure to timely file Form 83(b) elections with the Internal Revenue Service, or IRS, in connection with Mr. Baum’s early exercise of stock options (see “Certain Relationships and Related Transactions”).
(9)	Consists of 30,000 shares of restricted common stock of the Company vesting 25% on the 1st anniversary of the award (February 24, 2006) and 75% vesting quarterly over the subsequent three years. See “Restricted Stock Award Table” below.
(10)	Consists of $33,549 accrued vacation sold back to the Company, $557 for gross-up on long-term disability benefits and $19,087 representing amounts for interest due to the Company and associated tax gross-up for a loan relating to the Company’s failure to timely file Form 83(b) elections with the Internal Revenue Service, or IRS, in connection with Mr. Baum’s early exercise of stock options (see “Certain Relationships and Related Transactions”).
(11)	Represents amounts for interest due to the Company and associated tax gross-up for loans relating to the failure to timely file Form 83(b) elections with the IRS in connection with Dr. Short’s, Mr. Baum’s, and certain other employees’ early exercise of stock options. See “Certain Relationships and Related Transactions.”
(12)	Mr. Altig’s employment with the Company commenced in December 2004.
(13)	Consists of $50,000 for signing bonus and 1,030 shares of immediately vested Company common stock awarded as a bonus pursuant to the Company’s 2005 bonus plan with an aggregate value of $7,097.
(14)	Consists of $1,110 for personal tax return, $810 for group term life, and $469 for gross-up on long-term disability benefits.
(15)	Consists of $2,406 for personal tax return, $3,564 for group term life, and $469 for gross-up on long-term disability benefits.
(16)	Consists of 30,000 shares of restricted common stock of the Company vesting 25% on the 1st anniversary of the award (February 24, 2006) and 75% vesting quarterly over the subsequent three years, and 1,158 shares of immediately vested common stock relating to the Company’s 2005 annual bonus plan.
(17)	Consists of $9,240 for accrued vacation sold back to the Company, $2,487 for personal tax return and $557 for gross-up on long-term disability benefits.
(18)	Consists of $7,997 for accrued vacation sold back to the Company.
(19)	Mr. Noon’s employment with the Company commenced in September 2004 and terminated in November 2005.
(20)	Consists of $11,914 relocation reimbursement, $1,139 group term life, and $410 for gross-up on long-term disability benefits.
(21)	Consists of $29,091 relocation reimbursement, and $158 group term life.
(22)	Dr. Short’s employment with the Company commenced in August 1994 and terminated in October 2005.
(23)	Consists of $113,751 for accrued vacation sold back to the Company, $352 for gross-up on long-term disability benefits, $608 for group term life, $21,465 tax service benefit, and $38,049 representing amounts for interest due to the Company and associated tax gross-up for a loan relating to the failure to timely file Form 83(b) elections with the Internal Revenue Service, or IRS, in connection with Dr. Short’s early exercise of stock options (see “Certain Relationships and Related Transactions.”)
(24)	Consists of 75,000 shares of restricted stock of the Company vesting 25% on the 1st anniversary of the award (February 24, 2006) and 75% that were scheduled to vest quarterly over the subsequent three years.
(25)	Consists of $53,124 for accrued vacation sold back to the Company, $558 for gross-up on long-term disability benefits, and $38,049 representing amounts for interest due to the Company and associated tax gross-up for a loan relating to the failure to timely file Form 83(b) elections with the Internal Revenue Service, or IRS, in connection with Dr. Short’s early exercise of stock options (see “Certain Relationships and Related Transactions”).
(26)	Consists of $38,049 representing amounts for interest due to the Company and associated tax gross-up for a loan relating to the failure to timely file Form 83(b) elections with the IRS in connection with Dr. Short’s early exercise of stock options (see “Certain Relationships and Related Transactions”), and $26,922 for accrued vacation sold back to the Company.

Stock Option Grants, Exercises and Restricted Stock Awards

The Company grants options to its executive officers under its 1997 Equity Incentive Plan (the “1997 Plan”). The 1997 Plan permits the grant of incentive stock options, non-statutory stock options, stock bonuses, and restricted stock purchase awards to employees, directors, and consultants of the Company. As of December 31, 2005, options to purchase a total of 7,055,911 shares of the Company’s common stock were outstanding under the 1997 Plan, and options to purchase 2,913,624 shares remained available for grant thereunder. As of February 28, 2006, 1,770,817 shares of restricted stock had been awarded.

The following tables show, for the year ended December 31, 2005 certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price per Share(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Edward T. Shonsey	13,863	2.8%	$6.53	2/24/15	$56,931	$144,274
William H. Baum	10,410	2.1%	$6.53	2/24/15	$42,751	$108,338
Anthony E. Altig	N/A	N/A	N/A	N/A	N/A	N/A
R. Patrick Simms	8,380	1.7%	$6.53	2/24/15	$34,414	$87,212
Former Officers:
Gary W. Noon	N/A	N/A	N/A	N/A	N/A	N/A
Jay M. Short, Ph.D.	14,663	3.0%	$6.53	2/24/15	$60,216	$152,600

(1)	The potential realizable value represents amounts, net of exercise price before taxes that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming annual appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.
(2)	Based on options to purchase 488,348 shares of the Company’s common stock granted to employees during the year ended December 31, 2005 under the 1997 Plan.
(3)	All options were granted at or above the fair market of the Company’s common stock on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005 Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2005(1) Exercisable /Unexercisable
Edward T. Shonsey	—	—	287,061 / 62,500	— / —
William H. Baum	—	—	447,494 / 17,187	$397,155 / —
Anthony E. Altig	—	—	37,500 / 112,500	— / —
R. Patrick Simms	—	—	218,222 / 17,187	$99,283 / —
Former Officers:
Gary W. Noon	—	—	30,000 / —	— / —
Jay M. Short, Ph.D.	110,000	$514,777	1,414,197 / —	$3,029,406 / —

(1)	Represents the closing price on December 31, 2005 less the option exercise price, multiplied by the number of in-the money shares. The closing price per share was $4.80 on the last trading day of the year as reported on the Nasdaq National Market.

Restricted Stock Awards Table

The following table sets forth detailed information regarding the awards of common stock of the Company made in 2005 and 2006 to the individuals specified below. Certain information below is reflected above in the section entitled “Security Ownership of Certain Beneficial Owners and Management” and in the “Summary Compensation Table.”

Name	Award Date	Vesting	Number of Shares	Compensation(1)
Edward T. Shonsey	2/24/2005	(2)	50,000	$353,000
	11/10/2005	(3)	56,773	$296,355
	2/15/2006	(2)	88,448	$609,407
	2/15/2006	(4)	2,687	$18,513
	2/15/2006	(5)	11,786	$81,206

	Total		209,694
William H. Baum	2/24/2005	(2)	30,000	$211,800
	2/15/2006	(2)	78,850	$543,277
	2/15/2006	(4)	1,156	$7,965
	2/15/2006	(5)	11,786	$81,206

	Total		121,792
Anthony E. Altig	2/15/2006	(2)	62,250	$428,903
	2/15/2006	(4)	1,030	$7,097
	2/15/2006	(5)	11,786	$81,206

	Total		75,066
R. Patrick Simms	2/24/2005	(2)	30,000	$211,800
	2/15/2006	(2)	62,250	$428,902
	2/15/2006	(4)	1,158	$7,979
	2/15/2006	(5)	11,786	$81,205

	Total		105,194
Former Officers:
Gary W. Noon	N/A	N/A	N/A	N/A

Jay M. Short, Ph.D.(5)	2/24/2005	(2)	75,000	$529,500

	Total		75,000

(1)	Equal to the applicable number of shares times the price per share of the Company’s common stock on the date of award.
(2)	25% vesting on the 1st anniversary date and 75% vesting quarterly over the next 3 years.
(3)	33% vesting on the 1st anniversary and 67% vesting quarterly over the next 2 years.
(4)	100% immediately vested on the date of award in connection with the Company’s 2005 bonus plan.
(5)	50% vesting on the 1st anniversary and 50% vesting on 2nd anniversary.

Employment, Severance, and Change of Control Agreements

In August 1994, the Company entered into an employment offer letter with Jay M. Short, Ph.D., President, Chief Executive Officer, and Chief Technology Officer. Pursuant to his employment offer letter, Dr. Short’s annual compensation was initially set at a base salary of $200,000 and a target bonus of 20% of his base salary. The 20% bonus was guaranteed for the first year. Dr. Short also received a signing bonus of $75,000. In addition, the Company granted Dr. Short 56,847 shares of common stock, and he also received a stock option under the Company’s 1994 Plan to purchase 34,108 shares of common stock at an exercise price of $0.03 per share. In the event Dr. Short’s employment was terminated without cause, this employment offer letter provided that he was to receive severance compensation equal to six months’ salary. In June 1998, the Company entered into a second letter agreement with Dr. Short under which the Company paid Dr. Short a bonus of $500,000 in each of June 1998 and June 1999 and granted him a stock option under the 1997 Plan to purchase 1,001,744 shares of common stock at an exercise price of $0.58 per share. This option vested 25% in June 1999 with the remainder vesting in equal quarterly installments over the following three years.

Effective October 5, 2005, Dr. Short resigned as a director of the Company and as the Company’s president, chief executive officer and chief technology officer. On October 26, 2005, the Company entered into a separation agreement with Dr. Short. In connection therewith, Dr. Short will continue to receive his base salary in effect at the time of his resignation for a period of twelve (12) months from the effective date of his resignation, and will receive an additional twelve (12) months of vesting with respect to his unvested stock options and the restricted stock award made to him in February 2005. A copy of the separation agreement is included as Exhibit 99.1 to Form 8-K filed by the Company on October 28, 2005.

In November 2004, the Company entered into an employment offer letter with Anthony E. Altig, Senior Vice President, Finance and Chief Financial Officer. Pursuant to his employment offer letter, Mr. Altig’s annual compensation was initially set at a base salary of $250,000 and a target bonus of 40% of his base salary, beginning in 2005. In addition, the Company granted Mr. Altig an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $8.91 per share.

In July 1997, the Company entered into an employment offer letter with William H. Baum, Executive Vice President, Bioscience Products. Pursuant to his employment offer letter, Mr. Baum’s annual compensation was initially set at a base salary of $195,000 and a target bonus of 20% of his base salary, with a guaranteed bonus of $13,000 for 1997 only. Mr. Baum also received a hiring bonus of $30,000, paid in two equal installments on September 1, 1997 and March 1, 1998. In addition, the Company granted Mr. Baum a stock option under the 1997 Plan to purchase 95,466 shares of common stock at an exercise price of $0.43 per share. Mr. Baum was offered the right to purchase up to $50,000 of the Company’s Series D preferred stock on the same terms offered to other Series D preferred stock investors. Mr. Baum exercised this right in October 1997 and acquired 58,824 shares of Series D preferred stock in exchange for delivery of a promissory note for $50,000. The note carried an interest rate of 6.64%, and has since been repaid. Mr. Baum was reimbursed $50,000 for relocation costs. In the event Mr. Baum’s employment is terminated without cause, he will receive severance compensation equal to six months of his then-current base salary, and the Company will continue to pay his employee benefits until he commences new employment.

In February 1997, the Company entered into an employment offer letter with R. Patrick Simms, Senior Vice President, Operations. Pursuant to his employment offer letter, Mr. Simms’ annual compensation was initially set at a base salary of $165,000 and a bonus of up to 20% of his base salary. The calculation of each annual bonus is based on both Mr. Simms’ job performance as well as the Company’s performance. In addition, Mr. Simms received a stock option under the 1997 Plan to purchase 69,429 shares of common stock at an exercise price of $0.43 per share. Mr. Simms was also offered the right to purchase up to $50,000 of the Company’s Series B preferred stock on the same terms offered to other Series B preferred stock investors. Mr. Simms exercised this right in May 1997 and acquired 39,147 shares of Series B preferred stock in exchange for $25,000 in cash and delivery of a promissory note for $25,000. The note carried an interest rate of 6.64%, and has since been repaid. Mr. Simms also was reimbursed $25,000 for relocation costs. In the event that Mr. Simms’ employment is terminated without cause, he will receive severance compensation equal up to six months’ base salary and benefits until he commences new employment.

In January 2003, the Company entered into an employment offer letter with Edward T. Shonsey, Executive Vice President, Internal Development. Pursuant to his employment offer letter, Mr. Shonsey’s annual compensation was initially set at a base salary of $280,000 and a target bonus of up to 50% of his base salary. In addition, the Company granted Mr. Shonsey a stock option under the 1997 Plan to purchase 200,000 shares of common stock at an exercise price of $7.63 per share.

On October 5, 2005, Mr. Shonsey was appointed the Chief Executive Officer of the Company on an interim basis. In connection therewith, the Company and Mr. Shonsey executed an employment offer letter, dated November 10, 2005, which provides for the employment of Mr. Shonsey on an at-will basis as interim Chief Executive Officer at a base salary of $350,000 per year, effective October 6, 2005. Mr. Shonsey also received a bonus payment of $75,000, less applicable deductions and withholdings, upon his execution of the employment offer letter. Mr. Shonsey is also eligible for a maximum annual additional bonus payout of up to $210,000, less applicable deductions and withholdings, as determined by the Board of Directors of the Company, based upon Mr. Shonsey’s performance as interim Chief Executive Officer, payable sixty days following commencement of employment of a regular Chief Executive Officer. In addition, Mr. Shonsey was granted 56,773 restricted shares of the Company’s common stock, which shares shall vest over a period of three years so long as Mr. Shonsey remains employed with the Company, with one-third vesting on the first anniversary of the employment offer letter and the remainder vesting quarterly in equal installments over the other two years. Mr. Shonsey’s grant will be governed by the 1997 Plan. Mr. Shonsey will also remain eligible for any additional bonuses in 2005 and 2006 to which he otherwise would have been entitled based on his service as an officer of the Company during periods in those years in which he was not or does not serve as the Company’s interim Chief Executive Officer. In addition, if Mr. Shonsey’s employment is terminated by the Company for any reason other than cause, he will receive severance pay equal to twelve months of his then-current base salary, less standard deductions and withholdings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION(1)

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is responsible for all compensation matters for the Company’s executive management and has overall responsibility to review and approve policies for employee compensation and benefits on behalf of the Board of Directors.

The Compensation Committee and the Company’s management are committed to providing compensation which will enable the Company to:

•	attract and retain superior employees;

•	encourage and reward exceptional performance; and

•	align the interests of stockholders and employees.

Executive compensation presently consists of base salary, incentive bonuses, and long-term equity compensation.

Base Salary

Base salary ranges are based on compensation surveys of comparable companies and are regularly reviewed to confirm their competitiveness. The base salaries of executives are reviewed annually and, as warranted, are adjusted to reflect changes in responsibilities, attainment of personal goals, and prevailing salary practices.

Incentive Bonus

The incentive bonus opportunity of each executive is expressed as a percentage of base salary and reflects the relative capacity of each executive to affect the results of the Company. In addition to the Company’s overall revenue and earnings targets, each executive has personal goals which are reviewed and approved by the Compensation Committee. After year-end results have been confirmed, the Chief Executive Officer reviews with the Compensation Committee each executive’s performance against the previously established goals. After taking into consideration the Company’s overall revenue and earnings performance, the Compensation Committee decides upon bonus awards, which are then reported to the full Board. A similar review of the Chief Executive Officer’s performance is conducted annually by the Compensation Committee, the results of which are then reported to the full Board.

Long-Term Equity Compensation

The long-term incentive compensation for executives presently consists of stock options granted under the 1997 Plan. The grants are designed to assure competitive compensation, to link stockholder and management interests, to reward superior management performance, and to encourage ownership in the Company. The Compensation Committee reviews at least annually the level of options and/or restricted stock granted to management and reports to the full Board any such grants.

(1)    The material in this Report of the Compensation Committee of the Board of Directors on Executive Compensation is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Chief Executive Officer Compensation

The Chief Executive Officer’s compensation consists of base salary, incentive bonus, and long-term equity compensation. With respect to each of the individuals who served as Chief Executive Officer in 2005, the Compensation Committee determined the level for each of these elements consistent with the foregoing policies and practices.

On October 5, 2005, Jay M. Short, Ph.D. resigned as Chief Executive Officer of the Company, and Edward T. Shonsey, the Company’s then-current Executive Vice President, Internal Development, was appointed as Chief Executive Officer on an interim basis. The Compensation Committee and full Board were actively involved in the compensation and severance arrangements relating to these decisions.

The compensation decisions that were made with respect to each of the individuals who served as Chief Executive Officer during 2005 as well as the process for determining such amounts are described below.

Compensation for Edward T. Shonsey

In February 2005, with respect to Mr. Shonsey’s position as Executive Vice President, Internal Development, the Compensation Committee set Mr. Shonsey’s annual base salary at $316,427 with a bonus opportunity equal to 50% of his annual base salary. Effective October 6, 2005, Mr. Shonsey was appointed as Chief Executive Officer on an interim basis.

In connection with Mr. Shonsey’s appointment as Chief Executive Officer, the Company and Mr. Shonsey executed an employment offer letter, dated November 10, 2005, which provides for the employment of Mr. Shonsey on an at-will basis as interim Chief Executive Officer at a base salary of $350,000 per year, effective October 6, 2005. Mr. Shonsey also received a bonus payment of $75,000, less applicable deductions and withholdings, upon his execution of the employment offer letter. Mr. Shonsey is also eligible for a maximum annual additional bonus payout of up to $210,000, as determined by the Board of Directors of the Company, based upon Mr. Shonsey’s performance as interim Chief Executive Officer, payable sixty days following commencement of employment of a regular Chief Executive Officer. In addition, Mr. Shonsey was granted 56,773 restricted shares of the Company’s common stock, which shares shall vest over a period of three years so long as Mr. Shonsey remains employed with the Company, with one-third vesting on the first anniversary of the employment offer letter and the remainder vesting quarterly in equal installments over the other two years. Mr. Shonsey’s grant will be governed by the Company’s 1997 Equity Incentive Plan. Mr. Shonsey will also remain eligible for any additional bonuses in 2005 and 2006 to which he otherwise would have been entitled based on his service as an officer of the Company during periods in those years in which he was not or does not serve as the Company’s interim Chief Executive Officer. In addition, if Mr. Shonsey’s employment is terminated by the Company for any reason other than cause, he will receive severance pay equal to twelve months of his then-current base salary, less standard deductions and withholdings.

In February 2006, following the Compensation Committee’s review of Mr. Shonsey’s overall leadership and management of the Company from October 6, 2005 through December 31, 2005, as well as his leadership as Executive Vice President, Internal Development prior to such time in 2005, the Compensation Committee approved a non-cash bonus consisting of 2,687 shares of immediately-vested common stock under the Company’s 2005 incentive bonus program.

Compensation for Jay M. Short, Ph.D.

Dr. Short resigned as CEO on October 5, 2005. In light of the then-existing provisions of Dr. Short’s severance-related agreements with the Company and past practice with respect to certain other employees whose employment with the Company terminated, the Compensation Committee and the full Board agreed to the terms of Dr. Short’s severance arrangements, which are described under “Employment, Severance, and Change-In-Control Arrangements” beginning on page 20.

All aspects of Dr. Short’s compensation package for 2005 were governed by the general principles described above. The elements of Dr. Short’s compensation that were in effect at the time of his termination were as follows: base pay of $440,000 per year and a bonus opportunity of 60% of base salary for 2005. Also in February 2005, the Compensation Committee awarded Dr. Short 75,000 shares of the Company’s common stock as an incentive for future performance, which stock was subject to vesting over four years.

Dr. Short’s salary and bonus amounts in effect at the time of his termination were determined earlier in 2005 by analyzing corresponding compensation data for CEOs based on the surveys involving comparable companies; considering Dr. Short’s performance; and reviewing the Company’s results during 2004. Dr. Short also received perquisites and other compensation in 2005 as shown on the Summary Compensation Table on page 17.

Federal Tax Consequences

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements, and binding contracts. As a result, the Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

The Compensation Committee

Peter Johnson (Committee Chairman)

James H. Cavanaugh, Ph.D.

Fernand Kaufmann, Ph.D.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is an employee or officer of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 2000 for (i) the Company’s common stock, (ii) the Nasdaq Composite Index, and (iii) the Nasdaq Biotechnology Index. All values assume reinvestment of the full amount of any dividends and are calculated as of the closing price of the last day of each quarter. The Company’s closing stock price on December 31, 2005, the last trading day of the Company’s 2005 year, was $4.80.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG DIVERSA CORPORATION, THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX

AND THE NASDAQ BIOTECHNOLOGY INDEX

* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
DIVERSA CORPORATION	100.00	78.89	50.45	51.57	48.72	26.76
NASDAQ STOCK MARKET (U.S. & FOREIGN)	100.00	83.93	63.03	84.88	87.28	104.53
NASDAQ BIOTECHNOLOGY INDEX	100.00	80.72	44.83	62.82	65.43	83.51

Equity Compensation Plan Information

The following table provides aggregate information as of December 31, 2005 regarding the Company’s equity compensation plans, including the 1997 Plan, the 1994 Employee Incentive and Non-Qualified Stock Option Plan (the “1994 Plan”), the 1999 Non-Employee Directors’ Stock Option Plan (the “1999 Directors’ Plan”), the 1999 Employee Stock Purchase Plan, and the 2005 Non-Employee Directors’ Equity Incentive Plan. As a result of the termination of the 1994 Plan, no additional option grants will be made under the 1994 Plan. As a result of the termination of the 1999 Directors’ Plan, no additional option grants will be made under the 1999 Directors’ Plan.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	7,538,935	$10.34	3,549,882
Equity compensation plans not approved by security holders	-0-	n/a	-0-

Total	7,538,935	$10.34	3,549,882

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 1999, the Board of Directors implemented a program to allow optionees to early exercise stock options prior to vesting. Six optionees, including Jay M. Short, Ph.D., Karin Eastham, William H. Baum, and Melvin I. Simon, Ph.D. purchased shares of the Company’s common stock pursuant to this program. This stock was subject to repurchase restrictions which lapsed over the same period as the predecessor stock options would have vested. As part of the Company’s agreement to amend the options, the Company agreed to prepare tax election forms for the benefit of the optionees. These tax election forms were not timely filed and, as a result, the optionees were exposed to substantial potential tax liabilities. In order to minimize the potential adverse tax consequences to the optionees, on February 7, 2000, the Board removed the stock repurchase restrictions on approximately 207,000 shares and agreed to advance funds to the optionees in an amount necessary to provide the cash to pay the individual tax liabilities that resulted from removal of the repurchase restrictions. After consideration of each optionee’s individual tax situation and in order to fairly rectify the effect of the Company’s failure to timely prepare these tax election forms, the Company compensated two optionees, Ms. Eastham and Dr. Simon, in amounts of approximately $92,000 and $159,000, respectively, for the permanent tax liabilities associated with the Company’s failure to complete the filings. The Board also agreed to make full recourse secured loans to the optionees to assist with temporary differences in taxation. The loans carry a market interest rate and are due in 2006, and prepayment is required in specified circumstances. As of December 31, 2005, the Company had loans outstanding of approximately $385,000 to Dr. Short and $193,000 to Mr. Baum pursuant to this agreement. In 2004, following Ms. Eastham’s termination of employment with the Company, the Company canceled the note evidencing the loan made to Ms. Eastham in exchange for a lump-sum payment of $179,175 to the Company intended to repay the Company the discounted value of the remaining $259,507 principal balance of the loan.

Until December 31, 2004, the Company employed one of its directors, Melvin I. Simon, Ph.D., as its Resident Scientific Advisor on a part-time basis. As the Company’s Resident Scientific Advisor, Dr. Simon served as strategic advisor to the Company’s research organization, primarily by identifying opportunities for technology development. During 2004, for services rendered to the Company in his capacity as Resident Scientific Advisor, the Company paid Dr. Simon $100,000 in base salary.

From December 2001 until December 31, 2004, inclusive, the Company retained one of its directors, Fernand Kaufmann, Ph.D., as a consultant on a variety of matters involved with the Company’s bioscience projects and products. In each of 2001, 2002, 2003, and 2004, the Company paid Dr. Kaufmann less than $60,000 as compensation for services rendered in his capacity as a consultant.

On February 20, 2003, the Company completed a series of agreements with Syngenta Participations AG, or Syngenta, and Torrey Mesa Research Institute, or TMRI, a wholly-owned subsidiary of Syngenta. Under the transactions, the companies formed an extensive research collaboration whereby the Company is entitled to receive a minimum of $118 million in research and development funding over the initial seven-year term of the related research collaboration agreement and will be eligible to receive certain milestone payments and royalties upon product development and commercialization. Additionally, the Company acquired certain intellectual property rights licenses from Syngenta used in activities conducted at TMRI. The Company also purchased certain property and equipment from TMRI and assumed certain miscellaneous liabilities under equipment maintenance contracts. One of Syngenta’s affiliates, Syngenta Seeds AG, held approximately 5.4% of the Company’s outstanding common stock immediately prior to the close of the transactions. Upon closing, the Company issued to Syngenta and TMRI a total of 6,034,983 shares of common stock and a warrant to purchase 1,293,211 shares of common stock at $22.00 per share that is exercisable for ten years starting in 2008. The common stock and the warrant represented 14% and 3%, respectively, of the Company’s common stock after giving effect to those issuances and assuming full exercise of the warrant. The total value of the acquisition was approximately $74.0 million, including transaction fees. The value of the Company’s shares used in determining the purchase price was $11.44 per share based on the average of the closing prices of the Company’s common stock for a range of five trading days — two days prior to, two days subsequent to, and the announcement date for the transactions of December 4, 2002. The value of the warrant issued was determined by a third party valuation. The transaction was accounted for as an asset purchase under accounting principles generally accepted in the United States.

LEGAL PROCEEDINGS

In December 2002, the Company and certain of the Company’s officers and directors were named as defendants in a class action shareholder complaint filed in the United States District Court for the Southern District of New York, now captioned In re Diversa Corp. Initial Public Offering Sec. Litig., Case No. 02-CV-9699. In the amended complaint, the plaintiffs allege that the Company and certain of the Company’s officers and directors, and the underwriters (the “Underwriters”) of the Company’s initial public offering, or IPO, violated Sections 11 and 15 of the Securities Act of 1933, as amended, based on allegations that the Company’s registration statement and prospectus prepared in connection with the Company’s IPO failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the Underwriters. The complaint also contains claims for violation of Sections 10(b) and 20 of the Securities Exchange Act of 1934, as amended, based on allegations that this omission constituted a deceit on investors. The plaintiffs seek unspecified monetary damages and other relief. This action is related to In re Initial Public Offering Sec. Litig., Case No. 21 MC 92, in which similar complaints were filed by plaintiffs (the “Plaintiffs”) against hundreds of other public companies (collectively, the “Issuers”) that conducted IPOs of their common stock in the late 1990s and 2000 (collectively, the “IPO Cases”). On January 7, 2003, the IPO Case against the Company was assigned to United States Judge Shira Scheindlin of the Southern District of New York, before whom the IPO Cases have been consolidated for pretrial purposes.

In February 2003, the Court issued a decision denying the motion to dismiss the Sections 11 and 15 claims against the Company and the Company’s officers and directors, and granting the motion to dismiss the Section 10(b) claim against the Company without leave to amend. The Court similarly dismissed the Sections 10(b) and 20 claims against two of the Company’s officers and directors without leave to amend, but denied the motion to dismiss these claims against one officer.

In June 2003, Issuers and Plaintiffs reached a tentative settlement agreement and entered into a memorandum of understanding providing for, among other things, a dismissal with prejudice and full release of the Issuers and their officers and directors from all further liability resulting from Plaintiffs’ claims, and the assignment to Plaintiffs of certain potential claims that the Issuers may have against the Underwriters. The tentative settlement also provides that, in the event that Plaintiffs ultimately recover less than a guaranteed sum of $1 billion from the Underwriters in the IPO Cases and related litigation, Plaintiffs would be entitled to payment by each participating Issuer’s insurer of a pro rata share of any shortfall in the Plaintiffs’ guaranteed recovery. In the event, for example, the Plaintiffs recover nothing in judgment against the Underwriter defendants in the IPO Cases and the Issuers’ insurers therefore become liable to the Plaintiffs for an aggregate of $1 billion pursuant to the settlement proposal, the pro rata liability of the Company’s insurers, with respect to the Company, would be $5 million, assuming that 200 Issuers which approved the settlement proposal, and their insurers, were operating and financially viable as of the settlement date. The Company is covered by a claims-made liability insurance policy which would satisfy the Company’s insurers’ pro rata liability described in this hypothetical example.

In June 2004, the Company executed a settlement agreement with the plaintiffs pursuant to the terms of the memorandum of understanding. On February 15, 2005, the Court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. On August 31, 2005, the Court reaffirmed class certification and preliminary approval of the modified settlement in a comprehensive order. In addition, the Court approved the form of notice to be sent to members of the settlement classes, which was published and mailed beginning November 15, 2005. The Court has set a final settlement fairness hearing on the settlement for April 24, 2006. The settlement is still subject to statutory notice requirements as well as final judicial approval.

HOUSEHOLDING

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided certain conditions are met. We will continue to provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may send your request by mail to our Investor Relations department at Diversa Corporation, 4955 Directors Place, San Diego, California 92121 or by telephone at (858) 526-5000.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony E. Altig
Senior Vice President, Finance, Chief Financial Officer, and Secretary

April 5, 2006

APPENDIX A

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE OF DIVERSA CORPORATION

PURPOSE

To assist the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process, and the company’s process for monitoring compliance with financial laws and regulations and the code of business conduct and ethics.

While this committee has the responsibilities and powers set forth in this charter, it is not the duty of the committee to plan or conduct audits or to determine that this corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (GAAP) and applicable rules and regulations. These are the responsibilities of management and the external auditors.

COMPOSITION

The audit committee will consist of at least three members of the board of directors. The board or its governance and nominating committee will appoint committee members and the committee chair.

Each committee member will be both independent, as defined by the Nasdaq stock exchange listing requirements, and financially literate. At least one member shall be designated as the “financial expert,” as defined by applicable legislation and regulation.

MEETINGS

The committee will meet at least four times a year, with authority to convene additional meetings as circumstances require. All committee members are expected to attend each meeting, in person or via tele- or video-conference. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will hold private meetings with auditors (see below) and executive sessions. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

RESPONSIBILITIES

The committee will carry out the following responsibilities:

Financial Statements

•	Review and discuss significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements.

•	Review with management and the external auditors the results of the audit, including any difficulties encountered.

•	Review the annual financial statements, and consider whether they are complete and accurate, consistent with information known to committee members, and reflect appropriate accounting principles.

•	Review with management and the external auditors material accounting principles applied in financial reporting, including any new accounting policies and any items required to be communicated by the external auditors.

•	Review other sections of the annual report and related regulatory filings before release and consider the accuracy and completeness of the information.

•	Review with management and the external auditors all matters required to be communicated to the committee under generally accepted auditing standards.

•	Understand how management develops interim financial information, and the nature and extent of internal and external auditor involvement.

•	Review interim financial reports with management and the external auditors before filing with regulators, and consider whether they are complete and accurate, consistent with the information known to committee members.

Internal Control

•	Consider the effectiveness of the company’s internal control system, including information technology security and control.

•	Review and discuss with management and the internal and external auditors management’s assessment of the effectiveness and adequacy of the company’s internal controls over financial reporting, including any significant deficiencies or material weaknesses.

Internal Audit (as applicable)

•	Review with management and the chief audit executive the charter, plans, activities, staffing, and organizational structure of the internal audit function.

•	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

•	Review the effectiveness of the internal audit function.

•	On a regular basis, meet separately with the chief audit executive to discuss any matters that the committee or internal audit believes should be discussed privately.

External Audit

•	Review the external auditors’ proposed audit scope and approach, including the experience and qualifications of the senior members of the audit team.

•	Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors.

•	Review and confirm the independence of the external auditors by obtaining statements from the auditors on relationships between the auditors and the company, including non-audit services, and discussing the relationships with the auditors.

•	On a regular basis, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

•	Appoint, compensate, and oversee the scope of work of any registered public accounting firm employed by the organization.

•	Resolve any disagreements between management and the auditor regarding financial reporting.

•	Pre-approve all auditing and non-audit services and related compensation.

Compliance

•	Establish procedures for the receipt, retention and treatment of complaints regarding financial reporting, internal controls over accounting and financial reporting, and auditing matters, including the confidential, anonymous submission of concerns regarding such matters.

•	Review the effectiveness of the process for monitoring compliance with the code of business conduct and ethics and financial laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

•	Review the reports or findings of any examinations by regulatory agencies, and any auditor or other professional advisor’s observations.

•	Obtain regular updates from management and company legal counsel regarding compliance matters.

Reporting Responsibilities

•	Regularly report to the board of directors about committee activities, issues, and related recommendations.

•	Provide an open avenue of communication between internal audit, the external auditors, and the board of directors.

•	Report annually to the shareholders, describing the committee’s composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

•	Review any other reports the company issues that relate to committee responsibilities.

Other Responsibilities

•	Perform other activities related to this charter as requested by the board of directors.

•	Institute and oversee special investigations as needed.

•	Retain independent counsel, accountants, or others to advise or assist the committee as necessary or appropriate to carry out its duties, with such costs to be borne by the company.

•	Seek any information it requires from employees-all of whom are directed to cooperate with the committee’s requests-or external parties.

•	Review and approve all related party transactions.

•	Discuss policies with respect to financial risk assessment and financial risk management periodically with management, internal and external auditors as well as the company’s plans and processes to monitor and manage such risks.

•	Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

•	Confirm annually that all responsibilities outlined in this charter have been carried out.

•	Evaluate the committee’s performance on an annual basis.

•	Meet with company officers, external auditors, or outside counsel, as necessary.

DIVERSA CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 11, 2006

The undersigned hereby appoints Edward T. Shonsey and Anthony E. Altig, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Diversa Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 11, 2006 at the Company’s offices located at 4955 Directors Place, San Diego, California 92121, at 1:30 p.m. (local time), and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

DIVERSA CORPORATION

May 11, 2006

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND

FOR PROPOSAL 2 LISTED BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)

☐	☐	☐

Proposal 1:	Nominees:	❑ Dr. James H. Cavanaugh
To elect two directors to hold office until the 2009 Annual Meeting of Stockholders.		❑ Dr. Melvin I. Simon

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:    •

		FOR	AGAINST	ABSTAIN

Proposal 2:	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2006.	☐	☐	☐

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 20, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder: _________	Date: _____	Signature of Stockholder: _________	Date: _____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.